UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2013

LRR Energy, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35344	90-0708431
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (713) 292-9510

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On March 18, 2013, LRR Energy, L.P., a Delaware limited partnership (the “Partnership”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) among Lime Rock Resources II-A, L.P., a Delaware limited partnership (“LRR II-A”) and Lime Rock Resources II-C, L.P., a Delaware limited partnership (“LRR II-C,” and together with LRR II-A, the “Seller”) and the Partnership and LRE Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Operating LLC,” and together with the Partnership, the “Buyer”), pursuant to which the Seller agreed to sell certain oil and natural gas properties located in the Mid-Continent Region in Oklahoma to the Buyer in exchange for $38.2 million in cash consideration, subject to customary purchase price adjustments. As part of the transaction, the Partnership will acquire crude oil hedge contracts that the Partnership estimates to be currently valued at approximately $0.6 million. The Partnership expects to finance the acquisition with borrowings under its existing revolving credit facility.

The Purchase Agreement contains representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature. The transactions contemplated by the Purchase Agreement are expected to close on or about April 1, 2013, subject to certain third-party approvals and other customary closing conditions. There can be no assurance that all of the conditions to closing will be satisfied.

The Purchase Agreement was approved by the board of directors (the “Board”) of LRE GP, LLC, the general partner of the Partnership, and the Board’s conflicts committee, which is comprised entirely of directors meeting the independence standards of the New York Stock Exchange and the Securities and Exchange Act of 1934, as amended, on March 18, 2013. The conflicts committee retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LRR ENERGY, L.P.

	By:	LRE GP, LLC,
its general partner

Date: March 18, 2013	By:	/s/ Jaime R. Casas
	Name:	Jaime R. Casas
	Title:	Vice President, Chief Financial Officer
and Secretary